NEWS FROM LAKE CITY BANK
FOR IMMEDIATE RELEASE

Contact
Luke Weick
Vice President
Marketing Manager
(574) 267-9198 x47279 office
(260) 431-7061 mobile
luke.weick@lakecitybank.com

Lake City Bank Promotes Stephanie R. Leniski
to Executive Vice President
Warsaw, Indiana (January 16, 2025) – Lake City Bank is pleased to announce that Stephanie R. Leniski has been promoted to Executive Vice President, Chief Retail Banking Officer.

“Stephanie’s energy for the business, accompanied by her ability to effectively manage and motivate our retail team, makes her a strong leader,” said David M. Findlay, Chairman and Chief Executive Officer. “She’s strategic in the decisions she makes and represents a thoughtful leader of the business. Her balanced approach ensures we take care of clients, each other, community members, and shareholders at the same time.”

Leniski’s 30-year career in banking started as a teller in 1995. She joined Lake City Bank in 2002 as Vice President and Manager of the Elkhart East office. She was promoted to North Region Retail Banking Manager in 2012 and to Senior Vice President, Retail Banking Manager in 2017. She was further promoted to lead the Retail Banking division in 2019.

“I’m honored by this promotion and excited to continue leading our strong Retail Banking team alongside our dedicated group of Regional Managers,” said Leniski. “How we take care of our customers evolves with technology and we will continue innovating to deliver banking solutions our clients need and want, while staying committed to our principles of building face-to-face relationships and engaging our communities.”

Leniski is responsible for oversight of the bank’s 54 offices and 286 Retail Banking team members. She leads Retail product innovations and drives initiatives for the division, serving on numerous bank committees and task forces. She co-leads the Branch Development Committee and plays a vital role determining the strategic expansion of Lake City Bank’s branch network.

Leniski earned her bachelor’s degree in economics and business administration with concentrations in accounting and international business from Saint Mary’s College. She also has her master’s in business administration from Bethel College and is a graduate of the American Bankers Association Stonier Graduate School of Banking. She serves on the Indiana Bankers Association’s Retail Banking Committee, as secretary on the ETHOS Innovation Center Board of Directors and as treasurer on the Bridges of Michiana, Inc. Board of Directors.

Lake City Bank, a $6.6 billion bank headquartered in Warsaw, Indiana, was founded in 1872 and serves Central and Northern Indiana communities with 54 branch offices and a robust digital banking platform. Lake City Bank’s community banking model prioritizes building in-market long-term customer relationships while delivering technology-forward solutions for retail and commercial clients. The bank is the single bank subsidiary of Lakeland Financial Corporation (Nasdaq Global Select/LKFN). For more information visit www.lakecitybank.com.

###